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Exhibit 23.2

William B. Haseltine
Attorney at Law
604 North Greenbrier Street
Arlington, Virginia  22203
(703) 276 1919


December 4, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  eConnect - Form S-8

Dear Sir/Madame:

I have acted as counsel to eConnect, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of five million one hundred twenty-five thousand (5,125,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4). I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/ William B. Haseltine
------------------------
William B. Haseltine
Attorney at Law